EXHIBIT NO. 10.9

MEMORANDUM

To: Bernard J. Demko

From: Marc T. Giles

Re: Appointment

Gerber Scientific, Inc. (the "Company")

Date: December 7, 2001

The Board of Directors of Gerber Scientific, Inc. (the "Board") has appointed you a Senior Vice President of Gerber Scientific, Inc. effective December 7, 2001.

In addition, effective December 7, 2001, the Management Development and Compensation Committee of the Board has awarded you options to purchase 20,000 shares of the Common Stock of the Company and a restricted stock award of 5,000 shares, pursuant to the Company's 1992 Employee Stock Plan.

You will remain Chief Operating Officer of Gerber Technology, Inc.

If this memorandum sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this memorandum, which will then constitute our agreement on this subject.

Marc T. Giles

President and CEO

Agreed this 7 day of December, 2001

_______________________________

Bernard J. Demko